Exhibit 99.1

News Release

Contact:

Rick Dierker

VP, Corporate Finance

609-806-1900

CHURCH & DWIGHT REPORTS FOURTH QUARTER AND 2012 RESULTS

Strong Q4 Sales and EPS Growth

Affirms High End of 2013 EPS Outlook at $2.79

Announces 17% Increase In Dividend

EWING, NJ, FEBRUARY 5, 2012 – Church & Dwight Co., Inc. (NYSE:CHD) today announced that full year 2012 reported earnings per share increased 15.6% to $2.45 per share compared to $2.12 per share in the prior year. Excluding a deferred tax valuation allowance charge of $0.09 per share incurred in the fourth quarter of 2011, 2012 earnings per share increased 10.9%. Full year 2012 net sales increased 6.3% to $2,922 million from $2,749 million in 2011. Organic sales growth for 2012 was 5.2%, driven by volume growth of 6.3% and partially offset by the 1.1% negative effect of price.

James R. Craigie, Chairman and Chief Executive Officer, commented, “We are proud of the business results we accomplished in 2012. Despite continuing weak category consumption in the U.S., we delivered 5.2% organic sales growth and 10.9% adjusted EPS growth; we increased market share on six of our eight power brands and we significantly increased our dividend to return value to shareholders. In October 2012, we also acquired Avid Health, Inc., the leader in gummy form vitamins and supplements. The acquisition of Avid’s gummy vitamins business represents a great addition to our existing portfolio and brings to our Company a new growth platform in one of the fastest-growing segments of the attractive vitamin / mineral / supplement category.”

Fourth Quarter Review

Reported earnings per share in the fourth quarter increased 30% to $0.57 per share compared to $0.44 per share for the same period in the prior year. Excluding the tax valuation allowance in 2011, earnings per share increased 8%, from $0.53 per share to $0.57 per share. The Avid acquisition was earnings neutral. Reported net sales for the fourth quarter increased 10.8% to $809.7 million. Organic sales increased 4.4%, driven by volume growth of 4.3% and the 0.1% positive effect of price. The business exited 2012 with strong momentum as quarterly share gains were achieved on seven of our eight power brands.

Consumer Domestic net sales were $609.4 million, an $89.8 million or 17.3% increase over the prior year fourth quarter sales. Fourth quarter organic sales increased by 5.5%, primarily due to higher sales of ARM & HAMMER liquid laundry detergent, ARM & HAMMER cat litter, ARM & HAMMER SPINBRUSH battery-operated toothbrushes, TOOTHTUNES toothbrushes, TROJAN products and ARM & HAMMER CRYSTAL BURST unit dose laundry detergent. These increases were partially offset by lower sales of ARM & HAMMER powdered laundry detergent, ANSWER diagnostic kits and ARM & HAMMER dental care toothpaste. Volume growth contributed approximately 5.8% to organic sales, partially offset by 0.3% unfavorable product mix and pricing.

Consumer International net sales were $136.3 million, an $8.7 million or 6.0% decrease from the prior year fourth quarter sales, largely due a change in fiscal calendar for certain subsidiaries in the fourth quarter of 2011. Organic sales increased by 2.7%, primarily due to increased sales in Canada, Australia, Mexico and Brazil. Volume growth contributed approximately 3.5% to organic sales, partially offset by 0.8% unfavorable product mix and pricing.

Specialty Products net sales were $64.0 million, an $2.5 million or 3.8% decrease from the prior year fourth quarter sales. Fourth quarter organic sales decreased by 0.3%. Lower animal nutrition volumes accounted for 5.8% of the decrease, partially offset by favorable pricing which contributed 5.5% and was primarily due to a pass-through of raw material increases to customers.

Gross margin for the total company, including the impact of the Avid acquisition, expanded 100 basis points to 44.3% in the fourth quarter compared to 43.3% in the prior year fourth quarter. Excluding the impact of the Avid acquisition, gross margin expanded 210 basis points. The improvement is due primarily to a cat litter price increase, sales growth of our higher margin personal care business, in-house production of unit dose detergent, the new Victorville, California facility and a reduction in trade spending. The Company delivered full year gross margin expansion of 30 basis points, excluding the impact of the Avid acquisition.

Marketing expense was $108.7 million in the fourth quarter, the highest spending of the year, representing an increase of $3.1 million or 2.9% in comparison with the prior year fourth quarter. Marketing expense as a percentage of net sales was 13.4% in the fourth quarter, a decrease of 100 basis points from the prior year fourth quarter, reflecting Avid’s lower marketing expense as a percentage of sales. The marketing spending in the fourth quarter was effective in driving share gains on seven of our eight power brands.

Selling, general, and administrative expense (SG&A) was $115.1 million in the fourth quarter, a $21.6 million increase over the prior year fourth quarter, primarily due to the inclusion of the Avid business, acquisition transaction costs, and higher incentive compensation. SG&A as a percentage of net sales was 14.2%, a 140 basis point increase from the prior year fourth quarter.

Income from Operations was $134.6 million in the fourth quarter, an increase of $17.2 million or 14.7% over the prior year fourth quarter. Operating income as a percentage of net sales was 16.6%, a 50 basis point increase over the prior year fourth quarter.

Other expense increased by $4.9 million in the fourth quarter, primarily due to higher net interest expense of $3.2 million in the fourth quarter of 2012 related to the debt financing in connection with the Avid acquisition.

The effective tax rate in the fourth quarter was 37.9%, compared to 45.9% in the fourth quarter of 2011. Excluding the deferred tax valuation allowance of approximately $13 million, the tax rate was 35.1% in the fourth quarter of 2011. The full year 2012 effective tax rate is 35.5%.

Operating Cash Flow

For the full year 2012, reported net cash from operating activities was $523.6 million, an increase of $85.8 million or 19.6% over the prior year. The fourth quarter estimated Federal tax payment was deferred from December 2012 to January 2013 as a result of Hurricane Sandy relief, which increased 2012 net cash from operating activities by $36 million. The increase in net cash from operating activities is also a result of improvements in working capital and higher net income. Capital expenditures for the full year 2012 were $74.5 million, a $2.1 million decrease from the prior year.

17% Dividend Increase

On January 30, 2013 the Company’s Board of Directors declared a 17% increase in the regular quarterly dividend from $0.24 to $0.28, equivalent to an annual dividend of $1.12 or a current dividend yield of approximately 2.0% per share. The higher dividend raises the dividend payout from $135 million to approximately $155 million, which represents 40% of 2013 projected net income. The quarterly dividend will be payable March 1, 2013 to stockholders of record at the close of business on February 15, 2013. It is the Company’s 448th regular consecutive dividend. The Company last increased its dividend in February 2012 when it was raised 41%.

Mr. Craigie commented, “Today’s action reflects the Company’s desire for shareholders to benefit from our continued strong growth and is an indication of our confidence in the Company’s performance. Importantly, the Company expects to generate over $1.2 billion in free cash flow over the next three years. Our robust cash flow enables us to deliver higher value directly to our shareholders while maintaining significant financial flexibility to continue to aggressively pursue acquisitions.”

Outlook for 2013

Mr. Craigie said, “We continue to expect a challenging economic environment in 2013. Consumer spending and category growth is expected to remain weak due to consumer uncertainty. Commodity prices are expected to remain stable and competition will remain fierce. We believe we are in an excellent position to continue to deliver value to our shareholders with our balanced portfolio of value and premium products, the launch of innovative new products, increased distribution in many major accounts, aggressive cost cutting, tight management of overhead costs, and the accretive benefit of our recent acquisition of Avid.”

With regard to 2013, Mr. Craigie said, “Our long term algorithm has not changed for the base business. We expect organic sales growth of 3-4% in 2013 while increasing gross margin in our base business by 25-50 basis points, and further leveraging SG&A. As previously communicated, we anticipate that 2013 will be a much stronger year for reported sales growth due to the faster growing Avid business and effectively a neutral year for gross margin as the margin improvement for the base business will be offset by the lower margin Avid business. We also plan to increase our marketing spending in 2013 focused behind the launch of innovative new premium products on our power brands, which we expect will continue to drive share gains.”

In conclusion, Mr. Craigie said, “As a result of these factors, we are forecasting earnings per share to be $2.79, which is the upper end of our previously communicated range of $2.74 to $2.79, and an increase of 14% on a reported basis. We expect first quarter earnings per share to increase approximately 8% compared to the prior year.”

Church & Dwight Co., Inc. will host a conference call to discuss fourth quarter 2012 results on February 5, 2012 at 12:30 p.m. (ET). To participate, dial in at (877) 741-4354, access code: 87774263 (International: (706) 758-7438, same access code: 87774263). A replay will be available two hours after the call at 855-859-2056 or 404-537-3406 (same access code: 87774263). Also, you can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the ARM & HAMMER brand name and other well-known trademarks.

This release contains forward-looking statements relating to, among other things, the effect of product mix; the impact of the Avid acquisition; earnings per share; reported net sales growth and organic sales growth; volume growth, including the effects of new products; gross margin; operating margin; marketing spending; commodity price increases; consumer spending; cost savings programs; marketing support; effective tax rate; net cash from operating activities; capital expenditures; competition; and customer response to new products. These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), retailer actions in response to changes in consumer demand and the economy, raw material and energy prices, the financial condition of major customers and suppliers, interest rate and foreign currency exchange rate fluctuations, and changes in marketing and promotional spending. With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions. Other factors that could materially affect actual results include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental matters and the acquisition or divestiture of assets. For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see the Company’s quarterly and annual reports filed with the SEC, including information in the Company’s annual report on Form 10-K in Item 1A, “Risk Factors”.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
(In millions, except per share data)	Dec. 31, 2012	Dec. 31, 2011	Dec. 31, 2012	Dec. 31, 2011
Net Sales	$809.7	$731.1	$2,921.9	$2,749.3
Cost of sales	451.3	414.6	1,630.5	1,534.8

Gross profit	358.4	316.5	1,291.4	1,214.5
Marketing expenses	108.7	105.6	357.3	354.1
Selling, general and administrative expenses	115.1	93.5	389.0	367.8

Income from Operations	134.6	117.4	545.1	492.6
Equity in earnings of affiliates	1.6	1.7	8.9	10.0
Other income (expense), net	(6.0)	(1.1)	(11.5)	(8.0)

Income before taxes	130.2	118.0	542.5	494.6
Income taxes	49.4	54.2	192.7	185.0

Net Income attributable to Church & Dwight	$80.8	$63.8	$349.8	$309.6

Net Income per share - Basic	$0.58	$0.45	$2.50	$2.16
Net Income per share - Diluted	$0.57	$0.44	$2.45	$2.12

Dividend per share	$0.24	$0.17	$0.96	$0.68
Weighted average shares outstanding - Basic	139.2	143.0	140.1	143.2
Weighted average shares outstanding - Diluted	141.7	145.6	142.7	145.8

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	Dec. 31, 2012	Dec. 31, 2011
Assets
Current Assets
Cash, equivalents and securities	$343.0	$251.4
Accounts receivable	303.1	264.6
Inventories	242.2	200.7
Other current assets	45.5	38.5

Total Current Assets	933.8	755.2

Property, Plant and Equipment (Net)	586.0	506.0
Equity Investment in Affiliates	23.0	12.0
Tradenames and Other Intangibles	1,254.9	904.1
Goodwill	1,213.8	868.4
Other Long-Term Assets	86.6	71.9

Total Assets	$4,098.1	$3,117.6

Liabilities and Stockholders’ Equity
Short-Term Debt	$253.8	$2.6
Other Current Liabilities	471.8	381.0

Total Current Liabilities	725.6	383.6

Long-Term Debt	649.4	249.7
Other Long-Term Liabilities	662.0	443.5
Stockholders’ Equity	2,061.1	2,040.8

Total Liabilities and Stockholders’ Equity	$4,098.1	$3,117.6

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Twelve Months Ended
(Dollars in millions)	Dec. 31, 2012	Dec. 31, 2011

Net Income	$349.8	$309.6

Depreciation and amortization	85.0	77.1
Deferred income taxes	13.2	59.4
Non cash compensation	12.4	11.0
Other	2.4	3.8

Changes in assets and liabilities:
Accounts receivable	(9.0)	(35.3)
Inventories	(1.1)	(9.0)
Other current assets	2.0	(6.1)
Accounts payable and accrued expenses	30.7	27.4
Income taxes payable	58.7	19.1
Excess tax benefits on stock options exercised	(14.6)	(12.1)
Other liabilities	(5.9)	(7.1)

Net cash from operating activities	523.6	437.8

Acquisitions	(652.3)	(69.1)
Capital expenditures	(74.5)	(76.6)
Investment in joint venture	(13.7)	(3.2)
Other	(0.8)	1.1

Net cash used in investing activities	(741.3)	(147.8)

Long-term borrowing	399.6	0.0
Net change in short-term debt	251.3	(87.4)
Payment of cash dividends	(134.5)	(97.4)
Stock option related	42.6	39.2
Purchase of treasury stock	(250.4)	(80.2)
Deferred financing costs	(3.4)	(0.7)

Net cash provided by (used in) financing activities	305.2	(226.5)

F/X impact on cash	4.1	(1.3)

Net change in cash and investments	$91.6	$62.2

2012 and 2011 Product Line Net Sales

	Three Months Ended		Percent
	12/31/2012	12/31/2011	Change

Household Products	$357.1	$342.8	4.2%
Personal Care Products	252.3	176.8	42.7%

Consumer Domestic	609.4	519.6	17.3%
Consumer International	136.3	145.0	–6.0%

Total Consumer Net Sales	745.7	664.6	12.2%
Specialty Products Division	64.0	66.5	–3.8%

Total Net Sales	$809.7	$731.1	10.8%

	Twelve Months Ended		Percent
	12/31/2012	12/31/2011	Change

Household Products	$1,411.3	$1,295.0	9.0%
Personal Care Products	745.6	684.1	9.0%

Consumer Domestic	2,156.9	1,979.1	9.0%
Consumer International	510.1	509.1	0.2%

Total Consumer Net Sales	2,667.0	2,488.2	7.2%
Specialty Products Division	254.9	261.1	–2.4%

Total Net Sales	$2,921.9	$2,749.3	6.3%

The following discussion addresses the non-GAAP measures used in this press release and reconciles such non-GAAP measures to the most directly comparable GAAP measures.

We believe that the presentation of these non-GAAP financial measures, which our management relies on to assess our operating results, provides enhanced visibility into our net sales, earnings per share growth, income tax rate, and gross margin structures and facilitates the comparison of our results to the results of our peer companies. It is important to view each of these non-GAAP financial measures in addition to, rather that as a substitute for, the GAAP measures of net sales, earnings per share, income tax rate, and gross margin, respectively. These non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth

The press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, the change in the fiscal calendar for three foreign subsidiaries, foreign exchange rate changes, and the impact resulting from a timing shift in customer orders due to the information systems upgrade. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the effect of sales timing shifts and foreign exchange rate changes that are out of the control of, and do not reflect the performance of, management.

	Three Months Ended 12/31/2012
	Total Company	Worldwide Consumer	Consumer Domestic	Consumer International	Specialty Products

Reported Sales Growth	10.8%	12.2%	17.3%	–6.0%	–3.8%
Add:
FX	0.1%	–0.1%	—	–0.3%	2.1%
Sales in Anticipation of ERP Conversion	1.1%	1.2%	1.8%	–1.1%	1.4%
Change in Fiscal Calendar Q4 2011	2.2%	2.3%	—	10.1%	—

Less:
Acquisitions	9.8%	10.7%	13.6%	—	—

Organic Sales Growth	4.4%	4.9%	5.5%	2.7%	–0.3%

	Twelve Months Ended 12/31/2012
	Total Company	Worldwide Consumer	Consumer Domestic	Consumer International	Specialty Products

Reported Sales Growth	6.3%	7.2%	9.0%	0.2%	–2.4%
Add:
FX	0.8%	0.7%	—	3.3%	2.4%
Sales in Anticipation of ERP Conversion	0.6%	0.7%	0.8%		0.8%
Change in Fiscal Calendar Q4 2011	0.6%	0.6%	—	2.9%	—

Less:
Acquisition	3.1%	3.5%	3.5%	3.1%	—

Organic Sales Growth	5.2%	5.7%	6.3%	3.3%	0.8%

Percentage Increase in Earnings Per Share, Adjusted Income Tax Rate and Adjusted Gross Margin Improvement

The press release provides information regarding the Company’s net income per share growth and income tax rate adjusted to exclude the deferred tax charge of $13 million or $0.09 per share in the fourth quarter of 2011 and gross margin improvement to exclude the impact of the Avid acquisition. Management believes that the presentation of adjusted net income per share, adjusted income tax rate, and adjusted gross margin improvement is useful to investors because it enables them to assess the Company’s historical performance exclusive of extraordinary events that do not reflect the Company’s day-to-day operations and the gross margin of products that were marketed by the Company during the entirety of relevant periods.

8

	Three month Ended	Twelve month Ended
	December 31, 2012
Reported Gross Margin	44.3%	44.2%
Add:
Impact of Avid acquisition	1.1%	0.3%

Adjusted Gross Margin	45.4%	44.5%

9